UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 6, 2009

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 6, 2009, i2 Technologies US, Inc. (“i2 US”), a wholly-owned subsidiary of i2 Technologies, Inc. (the “Company”), entered into a Second Lease Modification Agreement (the “Modification Agreement”) modifying the lease (the “Original Lease”) for its corporate headquarters located at 11701 Luna Road, Dallas, Texas. The landlord for the property is PW Commerce Center, LP, as successor-in-interest to Colinas Crossing LP, the original landlord.

Under the terms of the Modification Agreement, the lease term was extended from May 31, 2010 to March 31, 2014 and the leased space was reduced from all six floors of the facility to four floors. The annual base rent amount was reduced from approximately $4,412,554 to approximately $2,000,000 per year and i2 US’s share of certain building expenses and taxes was reduced from 99.45% to 64.66%. The reduced annual base rent amount is effective starting April 1, 2009.

In connection with the reduction in leased space, i2 US and the landlord agreed to certain provisions pertaining to the conversion of the office building from a single-tenant format to a multi-tenant format. As part of this conversion, the landlord agreed to provide i2 US with a tenant improvement allowance of up to $776,260. In addition, i2 US agreed to terminate its right of first offer in the event the landlord desired to sell the leased premises. The Modification Agreement also provides i2 US with a right of first opportunity to lease all or a portion of the relinquished two floors of the facility if it becomes available, subject to the terms of the lease.

The preceding summary of the Modification Agreement is not intended to be complete, and is qualified in its entirety by reference to the full text of the Modification Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 9, 2009	i2 TECHNOLOGIES, INC.

	By:	/s/ Michael J. Berry
Michael J. Berry
Executive Vice President, Finance and Accounting and Chief Financial Officer